<u>**Memorandum of Understanding (MOU)**</u>

This Memorandum of Understanding (MOU) is by and between:

a) **Cosmos Holdings Inc.** (hereinafter" Cosmos"), a company incorporated in Nevada, whose shares are publicly traded on the U.S. OTCMarkets under the ticker: COSM, and

b) **DECAHEDRON LTD**, based in 161 Lancaster Road, Enfield, Middlesex, EN2 0JN, UK, with Registration Number: 7732039, and Tax ID 125310264, and

c) **Mr. Nikolaos Lazarou**, who is the sole owner of Decahedron Ltd.

agree on the present MOU that comes into force on the 18th of October 2016, and expires on the 31st of March 2017.

Decahedron Ltd imports in UK and exports to other countries branded and generic pharmaceuticals.

Purpose of this MOU:
This MOU is a preliminary agreement whose purpose is to conclude to a final agreement in which Cosmos will acquire Decahedron Ltd with shares of Cosmos, (the "Transaction"). The shares will be issued to the owner of Decahedron Ltd according to exchange agreement that will follow.

Both parties will proceed to a final agreement only if the following conditions will be met.

a) If the tax and legal Due Diligence will be acceptable by Cosmos.
b) If the auditing of Decahedron ltd will be successfully completed by a PCAOB certified auditor.

This is a binding agreement; all parties will use their best efforts in order to sign a definitive agreement within the time frames of this MOU.

From now on, the Parties understand and agree as follows:
Agreements
1) Summary. Decahedron Ltd will transfer its existing pharmaceutical business to Cosmos. Cosmos will issue shares to Decahedron's owner for the acquisition of Decahedron Ltd.

2) Acquisition cost: Cosmos will purchase from the sole owner of Decahedron Ltd, Mr. Nikolaos Lazarou, 100% of the shares of Decahedron ltd, by issuing to his name 1,700,000 shares.

3) As soon as the Acquisition has been completed, it is agreed that Mr. Nikolaos Lazarou will be a director and the COO of Decahedron Ltd and that his salary will be 10,000 GBP net per month.

4) Definitive Agreement. The definitive agreement should be signed within the scope of this MOU. If the parties will need more time they should all agree in written form for the extension of this MOU.

5) Decahedron Ltd approves for a full auditing and Due Diligence to be conducted at its books. These expenses will be covered by Cosmos.

6) Cosmos will publish this MOU and make any required SEC filings.

7) Final Provisions.

- Previous oral or written agreements between the parties relating to the subject matter of this agreement are irrelevant when the MOU comes into force.
- Changes or additions to this Agreement and this clause shall be in writing and shall be signed by both parties.
- If any provision of this Agreement is invalid, the validity of the remaining provisions shall not be affected thereby. The parties will immediately replace the ineffective provision by an effective one, to achieve the commercial purpose of the invalid provision as closely.
- The Parties confirm to each other that in order to simplify force of a written communication sent by e-mail, they will recognize the signing of contractual agreements, except for the definitive agreements to be originally executed.

This agreement is governed by Nevada law.
Date: October 18, 2016
The parties:

By: ______________________
Mr. Grigorios Siokas / CEO
Cosmos Holdings Inc.,

By: ______________________
Nikolaos Lazarou
Owner of DECAHEDRON LTD.

By: ______________________
Mr. Nikolaos Lazarou / Director
DECAHEDRON LTD.